Exhibit 3.11

CERTIFICATE OF INCORPORATION

OF

O BRAND ACQUISITION CORP.

1. Name. The name of the corporation is O Brand Acquisition Corp. (the "Corporation").

2. Registered Office and Registered Agent. The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of the Corporation's registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3. Corporate Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Corporation Law").

4. Authorized Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share (the "Stock").

The powers, preferences and rights and the qualifications, limitations and restrictions of the Stock are as set forth below:

(a) Dividends. When, as and if dividends are declared on the Stock, whether payable in cash, in property or in securities of the Corporation, the holders of shares of the Stock shall be entitled to share equally, share for share, in such dividends.

(b) Voting Rights. Except as otherwise provided by law and this Certificate of Incorporation, the holders of shares of the Stock shall be entitled to one vote per share on all matters to be voted on by the Stockholders of the Corporation.

(c) No Pre-Emptive Rights. No holder of the Stock shall, except as provided herein, be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

5. Management of Business. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

5.1. Bylaws. The original Bylaws of the Corporation shall be adopted by the sole incorporator. In furtherance and not in limitation of the powers conferred by statute, the

Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

5.2. Number and Election of Directors. The number of directors from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. The election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

6. Indemnification by the Corporation; Liability of Directors. The directors and officers of the Corporation shall be entitled to the benefits of all limitations on the liability of directors and officers generally that are now or hereafter become available under the Corporation Law, and the Corporation shall indemnify all persons whom it is permitted to indemnify to the full extent permitted by Section 145 of the Corporation Law, as amended from time to time. Without limiting the generality of the foregoing, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Corporation Law, or (iv) for any transaction from which the director or officer derived an improper personal benefit. Any repeal or modification of this Section 6 shall be prospective only, and shall not affect, to the detriment of any director or officer, any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification.

7. Incorporator. The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address
Bradley G. Luria	Dechert LLP
30 Rockefeller Plaza
New York, New York 10112

The undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 29th day of July, 2003.

/s/ Bradley G. Luria
Bradley G. Luria

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

O BRAND ACQUISITION CORP.

O BRAND ACQUISITION CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST:    That by Written Consent of the Sole Director of the Corporation dated as of August 25, 2003, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered by the sole stockholder of the Corporation. The resolution setting forth the amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article 1 thereof so that, as amended, said Article shall be read as follows:

                           "1.  Name. The name of the corporation is Ortega Holdings Inc. (the "Corporation")."

        SECOND: That thereafter, pursuant to the resolution of the Sole Director, the proposed amendment was approved by the sole stockholder of the Corporation by Written Consent of the Sole Stockholder of the Corporation dated as of August 25, 2003.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by David L. Wenner, its Secretary, this 25th day of August, 2003.

O BRAND ACQUISITION CORP.

By:     /s/ David L. Wenner
        Name:  David L. Wenner
        Title:    Secretary